EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Corporation Announces Fourth Quarter and Full Year 2015 Earnings

•	Second highest annual earnings of $646.0 million in 2015

•	Generated cash flow from operations in 2015 of $1,078.8 million

•	Ended 2015 with cash and marketable securities of $1,182.7 million
Westlake Chemical Corporation (NYSE: WLK) today reported net income for the three months ended December 31, 2015 of $111.0 million, or $0.84 per diluted share, compared to net income of $183.3 million, or $1.37 per diluted share, reported for the fourth quarter of 2014. Net sales for the three months ended December 31, 2015 of $986.8 million decreased $149.1 million compared to net sales of $1,135.9 million in the same period of 2014, primarily due to lower sales prices for all of our major products, partially offset by higher sales volumes. Income from operations was $181.1 million in the fourth quarter of 2015 compared to $302.4 million for the fourth quarter of 2014. The decrease in income from operations was primarily the result of lower integrated Olefins and Vinyls margins, largely due to lower selling prices for all of our major products, partially offset by lower feedstock and energy costs and higher sales volumes. Income from operations for the fourth quarter of 2015 was negatively impacted by lower production rates, unabsorbed manufacturing costs and other costs associated with several polyethylene turnarounds.
Fourth quarter 2015 net income of $111.0 million, or $0.84 per diluted share, decreased by $72.6 million from the $183.6 million, or $1.39 per diluted share, reported in the third quarter of 2015. Net sales in the fourth quarter of 2015 of $986.8 million decreased $201.2 million from net sales of $1,188.0 million in the third quarter of 2015, mainly due to lower sales prices and volumes for all of our major products. Fourth quarter 2015 income from operations was $181.1 million as compared to $254.0 million for the third quarter of 2015, a decrease of $72.9 million. The decrease in operating income in the fourth quarter of 2015 as compared to the third quarter of 2015 was primarily the result of lower integrated product margins resulting from lower sales prices for our major products, partially offset by lower feedstock and energy costs. Net income for the third quarter of 2015 benefited from a lower effective tax rate resulting from several discrete items and other adjustments, partially offset by lost production and costs associated with turnaround activity.
For the year ended December 31, 2015, net income was $646.0 million, or $4.86 per diluted share, on net sales of $4,463.3 million. This represents a decrease in net income of $32.5 million, or $0.21 per diluted share, from 2014 net income of $678.5 million, or $5.07 per diluted share, on net sales of $4,415.4 million. Net income for the year ended December 31, 2015 benefited from a net pre-tax gain of $20.4 million, or $0.16 per diluted share, related to the bargain purchase gain from the acquisition of additional interest in our Huasu joint venture, net of related expenses, and a lower effective tax rate, primarily due to several discrete tax items and other adjustments, which collectively lowered the 2015 effective tax rate to 31.0% as compared to the 2015 effective tax rate on ordinary income of 33.6%. Net sales for the year ended December 31, 2015 increased $47.9 million to $4,463.3 million compared to net sales for 2014 of $4,415.4 million, primarily due to a full year of sales contributed by our specialty PVC resin business, Vinnolit, which we acquired on July 31, 2014, and higher sales volumes for most of our major products, partially offset by lower sales prices for all our major products. Income from operations was $959.8 million for the year ended December 31, 2015 as compared to $1,124.0 million for 2014. The decrease in 2015 income from operations as compared to 2014 was mainly attributable to lower olefins integrated product margins, primarily caused by lower sales prices and costs related to several turnarounds in 2015, partially offset by the contribution from Vinnolit for the full year 2015, increased production at our Calvert City, Kentucky facilities following the completion of the feedstock conversion and ethylene expansion project, higher production rates at our Geismar, Louisiana chlor-alkali plant and lower feedstock and

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energy costs. Sales prices for the year ended December 31, 2015 were negatively impacted by the significant decline in crude oil prices.
"We are pleased to report strong earnings for 2015 for both our Olefins and Vinyls segments even with a precipitous decline in global crude oil prices, which resulted in lower selling prices for our major products," said Albert Chao, President and Chief Executive Officer. "In spite of this lower price environment in 2015, we benefited from strong demand for our polyethylene and PVC products as well as from the investments we have made to increase our ethylene and chlor-alkali capacities and from our acquisitions of Vinnolit and North American Specialty Products, expanding our product portfolio into specialty PVC resin and pipe."
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $251.2 million for the fourth quarter of 2015 decreased by $104.1 million compared to EBITDA of $355.3 million in the fourth quarter of 2014. EBITDA for the fourth quarter of 2015 decreased by $66.7 million compared to EBITDA of $317.9 million in the third quarter of 2015. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Net cash provided by operating activities was $1,078.8 million in 2015. Capital expenditures for 2015 were $491.4 million. As of December 31, 2015 we had cash and marketable securities of $1,182.7 million and our long-term debt was $764.1 million.
OLEFINS SEGMENT
The Olefins segment reported income from operations of $138.7 million in the fourth quarter of 2015, a decrease of $104.9 million compared to $243.6 million reported in the fourth quarter of 2014. This decrease was mainly attributable to lower olefins integrated product margins resulting from lower sales prices, partially offset by lower feedstock and energy costs, and higher sales volumes for polyethylene and styrene. In addition, income from operations in the fourth quarter of 2015 was negatively impacted by the costs and lost production associated with several polyethylene turnarounds.
The Olefins segment reported income from operations of $138.7 million for the fourth quarter of 2015, a decrease of $58.0 million from the $196.7 million reported in the third quarter of 2015. This decrease was primarily attributable to lower olefins integrated products margins primarily as a result of lower sales prices and lower sales volumes, partially offset by lower feedstock and energy costs. Additionally, fourth quarter 2015 results were negatively impacted by several polyethylene turnarounds.
The Olefins segment reported income from operations of $747.4 million in 2015 as compared to $1,013.8 million in 2014. This decrease was predominantly attributable to lower olefins integrated product margins, primarily as a result of lower sales prices, partially offset by higher sales volumes and lower feedstock and energy costs for the year ended December 31, 2015 as compared to 2014.
VINYLS SEGMENT
The Vinyls segment reported income from operations of $51.6 million in the fourth quarter of 2015 compared to income from operations of $66.3 million in the fourth quarter of 2014, a decrease of $14.7 million. This decrease was mainly attributable to lower sales prices for our major vinyls products, partially offset by higher sales volumes and lower feedstock and energy costs.
The Vinyls segment reported income from operations of $51.6 million in the fourth quarter of 2015, a decrease of $16.2 million compared to income from operations of $67.8 million in the third quarter of 2015. This decrease was mainly the result of lower sales volumes and lower sales prices for all of our major products, partially offset by lower feedstock and energy costs.
The Vinyls segment reported income from operations of $254.5 million in 2015 as compared to $142.7 million in 2014. This increase was primarily driven by higher vinyls integrated product margins for the year ended December 31, 2015, mainly attributable to the contribution from Vinnolit for the full year 2015, lower feedstock costs and increased production at our Calvert City facilities following the completion of the feedstock conversion and ethylene expansion project and higher caustic soda sales volume primarily attributable to higher production rates at our Geismar chlor-alkali plant, as compared to 2014. The increase in income from operations for the year ended December 31, 2015 was partially offset by lost sales, lower production rates and other costs associated with the turnarounds at our various North American and European facilities, lower sales prices for our major products and reduced sales volume in Europe related to an ethylene shortage. Income from operations for 2014 was negatively impacted by the lost sales, lower production rates and other costs associated with the turnaround at our Calvert City facilities.

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC in February 2015, and the risk factors in our other filings with the SEC.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's fourth quarter and full-year 2015 results will be held Tuesday, February 23, 2016 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To access the conference call, dial (855) 760-8160, or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 42581110.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on Tuesday, March 1, 2016. To hear a replay, dial (855) 859-2056, or (404) 537-3406 for international callers. The replay passcode is 42581110.
The conference call will also be available via webcast at: http://edge.media-server.com/m/p/rg8achae and the earnings release can be obtained via the company's web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

	(In thousands of dollars, except per share data)
Net sales	$986,766	$1,135,871	$4,463,336	$4,415,350
Cost of sales	750,578	773,022	3,278,145	3,098,000
Gross profit	236,188	362,849	1,185,191	1,317,350
Selling, general and administrative expenses	55,043	60,462	225,364	193,359
Income from operations	181,145	302,387	959,827	1,123,991
Interest expense	(7,896)	(9,170)	(34,656)	(37,352)
Other income (expense), net	4,480	(7,161)	38,270	(2,721)
Income before income taxes	177,729	286,056	963,441	1,083,918
Provision for income taxes	61,572	98,671	298,396	398,902
Net income	116,157	187,385	665,045	685,016
Net income attributable to noncontrolling interests	5,188	4,094	19,035	6,493
Net income attributable to Westlake Chemical Corporation	$110,969	$183,291	$646,010	$678,523
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$0.85	$1.38	$4.88	$5.09
Diluted	$0.84	$1.37	$4.86	$5.07

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2015	December 31, 2014

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$662,525	$880,601
Marketable securities	520,144	—
Accounts receivable, net	508,532	560,666
Inventories	434,060	525,776
Other current assets	49,928	44,244
Total current assets	2,175,189	2,011,287
Property, plant and equipment, net	3,004,067	2,757,557
Other assets, net	395,996	445,146
Total assets	$5,575,252	$5,213,990

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$522,642	$537,180
Long-term debt	764,115	763,997
Other liabilities	726,564	710,925
Total liabilities	2,013,321	2,012,102
Total Westlake Chemical Corporation stockholders' equity	3,265,878	2,911,511
Noncontrolling interests	296,053	290,377
Total equity	3,561,931	3,201,888
Total liabilities and equity	$5,575,252	$5,213,990

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WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
	2015	2014

	(In thousands of dollars)
Cash flows from operating activities
Net income	$665,045	$685,016
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	245,757	208,486
Deferred income taxes	39,784	58,967
Other balance sheet changes	128,250	79,907
Net cash provided by operating activities	1,078,836	1,032,376
Cash flows from investing activities
Acquisition of business, net of cash acquired	15,782	(611,087)
Additions to property, plant and equipment	(491,426)	(431,104)
Proceeds from disposition of equity method investment	27,865	—
Proceeds from repayment of loan acquired	—	45,923
Proceeds from sales and maturities of securities	48,900	342,045
Purchase of securities	(605,098)	(117,332)
Other, net	(2,199)	(1,650)
Net cash used for investing activities	(1,006,176)	(773,205)
Cash flows from financing activities
Capitalized debt issuance costs	—	(1,186)
Dividends paid	(91,551)	(77,656)
Distributions to noncontrolling interests	(14,856)	(2,204)
Net proceeds from issuance of Westlake Chemical Partners LP common units	—	286,088
Proceeds from exercise of stock options	1,063	5,524
Proceeds from issuance of notes payable	52,960	—
Repayment of notes payable	(73,615)	—
Repurchase of common stock for treasury	(162,459)	(52,630)
Other, net	1,646	6,704
Net cash (used for) provided by financing activities	(286,812)	164,640
Effect of exchange rate changes on cash and cash equivalents	(3,924)	(4,511)
Net (decrease) increase in cash and cash equivalents	(218,076)	419,300
Cash and cash equivalents at beginning of the year	880,601	461,301
Cash and cash equivalents at end of the year	$662,525	$880,601

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

	(In thousands of dollars)
Net external sales
Olefins	$468,061	$598,742	$2,260,113	$2,723,690
Vinyls	518,705	537,129	2,203,223	1,691,660
	$986,766	$1,135,871	$4,463,336	$4,415,350
Income (loss) from operations
Olefins	$138,692	$243,558	$747,436	$1,013,825
Vinyls	51,621	66,280	254,452	142,740
Corporate and other	(9,168)	(7,451)	(42,061)	(32,574)
	$181,145	$302,387	$959,827	$1,123,991
Depreciation and amortization
Olefins	$28,444	$26,433	$110,684	$106,244
Vinyls	36,931	33,539	134,546	101,666
Corporate and other	153	120	527	576
	$65,528	$60,092	$245,757	$208,486
Other income (expense), net
Olefins	$886	$1,840	$4,656	$6,102
Vinyls	1,612	1,737	8,540	2,680
Corporate and other	1,982	(10,738)	25,074	(11,503)
	$4,480	$(7,161)	$38,270	$(2,721)

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2015	2014	2015	2014

	(In thousands of dollars)
EBITDA	$317,912	$251,153	$355,318	$1,243,854	$1,329,756
Less:
Provision for income taxes	60,033	61,572	98,671	298,396	398,902
Interest expense	8,211	7,896	9,170	34,656	37,352
Depreciation and amortization	61,248	65,528	60,092	245,757	208,486
Net income	188,420	116,157	187,385	665,045	685,016
Changes in operating assets and liabilities	213,028	89,180	44,359	374,007	288,393
Deferred income taxes	4,497	32,199	24,508	39,784	58,967
Net cash provided by operating activities	$405,945	$237,536	$256,252	$1,078,836	$1,032,376

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Fourth Quarter 2015 vs. Fourth Quarter 2014		Fourth Quarter 2015 vs. Third Quarter 2015
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	-31.4%	+9.5%	-10.5%	-9.9%
Vinyls	-15.8%	+12.4%	-6.4%	-7.1%
Company	-24.0%	+10.9%	-8.5%	-8.5%

Average Quarterly Industry Prices (1)

	Quarter Ended
	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015
Ethane (cents/lb)	7.0	6.3	6.2	6.4	5.9
Propane (cents/lb)	18.1	12.6	10.8	9.6	9.9
Ethylene (cents/lb) (2)	56.2	36.6	36.1	28.2	21.4
Polyethylene (cents/lb) (3)	87.7	76.7	78.3	75.3	71.0
Styrene (cents/lb) (4)	73.5	54.3	65.8	64.2	58.3
Caustic soda ($/short ton) (5)	595.0	588.3	576.7	563.3	595.8
Chlorine ($/short ton) (6)	232.5	239.2	268.3	275.0	285.0
PVC (cents/lb) (7)	69.2	65.5	67.5	66.5	64.5
________________

(1)	Industry pricing data was obtained from IHS Chemical. We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS Chemical.

(3)
Represents average North American contract prices of polyethylene low density GP-Film grade over the period as reported by IHS Chemical. Effective January 1, 2015, IHS Chemical made a non-market downward adjustment of 21 cents per pound to polyethylene low density GP-Film grade prices. For comparability, we adjusted each prior-year period's polyethylene low density GP-Film grade price downward by 21 cents per pound consistent with the IHS Chemical non-market adjustment.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.

(5)	Represents average North American undiscounted contract prices of caustic soda over the period as reported by IHS Chemical.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.

(7)	Represents average North American contract prices of PVC over the period as reported by IHS Chemical.